Exhibit 5.2

October 27, 2004

Board of Trustees
U-Store-It Trust
6745 Engle Road
Suite 300
Cleveland, OH 44130

Ladies and Gentlemen:

     We are acting as counsel to U-Store-It Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-11, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 28,750,000 of the Company’s common shares of beneficial interest, par value $.01 per share, all of which shares are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement with respect to the offering of 460,000 common shares of beneficial interest, par value $.01 per share (the "Shares”), which Shares were not previously covered by our opinion letter to you dated as of October 19, 2004 and filed as Exhibit 5.1 to the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation on October 22, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Trustees
U-Store-It Trust
October 27, 2004

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Underwriting Agreement among the Company, Acquiport/Amsdell I Limited Partnership and the several Underwriters named therein (the “Underwriting Agreement”).

6.	Resolutions of the Board of Trustees of the Company adopted October 19, 2004, and resolutions of the Pricing Committee of the Board of Trustees, dated as of October 21, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Amended and Restated Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the resolutions

Board of Trustees
U-Store-It Trust
October 27, 2004

of the Pricing Committee of the Board of Trustees, the Shares will be validly issued, fully paid, and nonassessable.

* * * *

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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